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(LOGO) SEDONA
         CORPORATION


                                                       FOR IMMEDIATE RELEASE


                 SEDONA Corporation Stops Debenture Conversions

                 Requests SEC and NASD Investigation of Trading


KING OF PRUSSIA, PA, October 4, 2001 - SEDONA(R) Corporation (Nasdaq: SDNA) (www.sedonacorp.com), the leading provider of Internet-based Customer Relationship Management (CRM) solutions for small and mid-sized financial services companies, today announced that it has requested that the Securities and Exchange Commission and the National Association of Securities Dealers investigate alleged improprieties in the trading of its stock.

The Company has taken this action because information recently obtained by the Company alleges that the market price of the common stock of a number of companies, including Sedona, has been and continues to be manipulated through improper short selling and other activities.

As a result, the Company will notify its debenture holders and their agents that it will not currently honor requests for conversion of its outstanding convertible debenture.

Going forward, SEDONA intends to take additional actions as it deems appropriate to protect the Company. Although the Company believes that its actions are warranted, there can be no assurance that any dispute or legal proceedings resulting from the Company's actions would not have a material adverse effect.

About SEDONA Corporation

SEDONA(R) Corporation (Nasdaq: SDNA) is the leading provider of Customer Relationship Management (CRM) solutions for small and mid-sized financial services companies. SEDONA's Internet-based software, Intarsia(TM), and supporting Marketing Solution Services enable the entire financial institution to help identify, acquire, foster, and retain loyal, profitable customers. With its affordable, quick, and easy implementation, SEDONA helps clients rapidly increase their ability to acquire and retain customers and to improve product pricing, packaging, and cross-selling opportunities, and to increase operational efficiency aimed towards improving overall profitability. SEDONA markets Intarsia together with leading solution providers such as IBM(R) Corporation and Acxiom(R) Corporation. For additional information, visit the SEDONA Web site at www.sedonacorp.com or call 1-800-815-3307.

Forward Looking Statements
--------------------------
Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes" "anticipates" "plans" or "expects" and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

                                    - More -
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SEDONA News...


            SEDONA(R)is a registered trademark and Intarsia(TM) is a
             trademark of SEDONA Corporation. All other trade names
                  are the property of their respective owners.

           This press release and prior releases are available on the SEDONA Corporation Web site at www.sedonacorp.com.


INVESTOR RELATIONS CONTACT:                 MEDIA CONTACT:
Steve Ficyk                                 Sue Cole
330-220-4051                                610-992-0889
stevef@sedonacorp.com                       susan.cole@demgroup.com